                                                                      Exhibit 99

            WINTHROP RESIDENTIAL ASSOCIATES I, A LIMITED PARTNERSHIP

                                DECEMBER 31, 1996

Supplementary Information Required Pursuant to Section 9.4 of the
Partnership Agreement (Unaudited)

   1.   Statement of Cash Available for Distribution for the:

                                                   Year Ended        Three Months Ended
                                                December 31, 1996     December 31, 1996
                                                -----------------    ------------------
        Net Income:                             $     359,000        $     (89,000)

         Add:   Amoritzation                            7,000                2,000
                Equity in net loss of Local
                Limited Partnerships                   74,000               47,000
                Cash from reserves                                          40,000

          Less:  Cash to reserves                    (440,000)
                                                -------------            ---------
      Cash Available for Distribution           $          --            $      --
                                                =============            =========

   2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended December 31, 1996:

               Entity Receiving                  Form of
                 Compensation                   Compensation          Amount
        -------------------------------   -----------------------   ------------
        First Winthrop Corporation          Interest on loans       $  16,000